UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.____)

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South Plains Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2020

Dear Fellow Shareholder:

On behalf of our Board of Directors, I invite you to attend the 2020 annual meeting of shareholders to be held at the main office of City Bank, located at 5219 City Bank Parkway, Lubbock, Texas 79407, on Tuesday, May 19, 2020, at 2:00 pm Central Time.

The purposes of the meeting are set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

Whether or not you plan to attend the meeting, it is important that your shares be represented. Please take a moment to complete, date, sign and return the enclosed proxy card as soon as possible, or use Internet or telephone voting according to the instructions on the proxy card. You may also attend and vote in person at the meeting.

We intend to hold our annual meeting in person as scheduled. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our annual meeting website at www.spfi.bank for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting. Shareholders will have the same opportunities to participate in the virtual meeting as they would if they had attended the annual meeting in person. Shareholder votes by proxy will still be effective if the annual shareholder meeting is conducted by remote communication. Shareholder votes via remote communication will be treated effectively as if the votes occurred “in person” for purposes of the voting standards of the Company.

We appreciate your continued support of our company and look forward to seeing you at the 2020 annual meeting.

Sincerely,
Curtis C. Griffith
Curtis C. Griffith
Chairman and Chief Executive Officer

5219 City Bank Parkway
Lubbock, Texas 79407
(800) 687-2265

April 1, 2020

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

To the shareholders of South Plains Financial, Inc.:

The 2020 Annual Meeting of Shareholders (the “annual meeting”) of South Plains Financial, Inc. (the “Company”) will be held on Tuesday, May 19, 2020, at 2:00 pm Central Time, at the main office of City Bank, located at 5219 City Bank Parkway, Lubbock, Texas 79407, for the following purposes:

1.	To elect two (2) Class I directors to serve on the Company’s board of directors until the Company’s 2023 annual meeting of shareholders or each until their respective successor or successors are duly elected and qualified or until their earlier resignation or removal;

2.	To ratify the appointment of Weaver and Tidwell, L.L.P. as the independent registered public accounting firm of the Company for the year ending December 31, 2020; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 25, 2020, the record date, will be entitled to receive notice of and to vote at the annual meeting. For instructions on voting, please refer to the enclosed proxy card or voting information form. A list of shareholders entitled to vote at the annual meeting will be available for inspection by any shareholder at the principal office of the Company during ordinary business hours for a period of ten (10) days prior to the annual meeting. This list also will be available to shareholders at the annual meeting.

We intend to hold our annual meeting in person as scheduled. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our annual meeting website at www.spfi.bank for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting. Shareholders will have the same opportunities to participate in the virtual meeting as they would if they had attended the annual meeting in person. Shareholder votes by proxy will still be effective if the annual shareholder meeting is conducted by remote communication. Shareholder votes via remote communication will be treated effectively as if the votes occurred “in person” for purposes of the voting standards of the Company.

By Order of the Board of Directors,
Curtis C. Griffith
Curtis C. Griffith
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Shareholders To Be Held on May 19, 2020: This proxy statement and our 2019 Annual Report are available at www.proxyvote.com.

Your Vote is Important

A proxy card is included. Whether or not you plan to attend the annual meeting, please vote by completing, signing and dating the proxy card and promptly mailing it or via the Internet pursuant to the instructions provided on the enclosed proxy card. You may revoke your proxy card in the manner described in the proxy statement at any time before it is exercised. See “About the Annual Meeting” for more information on how to vote your shares or revoke your proxy.

5219 City Bank Parkway
Lubbock, Texas 79407
(800) 687-2265

PROXY STATEMENT FOR
2020 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 19, 2020

Unless the context otherwise requires, references in this proxy statement to “we,” “us,” “our,” “our company,” the “Company” or “South Plains” refer to South Plains Financial, Inc., a Texas corporation, and its consolidated subsidiaries; references to “the Bank” or “our Bank” refer to City Bank, a wholly-owned subsidiary of the Company. In addition, unless the context otherwise requires, references to “shareholders” are to the holders of outstanding shares of our common stock, par value $1.00 per share (the “common stock”).

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of the Company (the “board”) for use at the 2020 annual meeting of shareholders of the Company to be held on Tuesday, May 19, 2020 at 2:00 pm Central Time, at the main office of City Bank located at 5219 City Bank Parkway, Lubbock, Texas 79407, and any adjournments thereof (the “annual meeting”) for the purposes set forth in this proxy statement and the accompanying notice of the meeting. This proxy statement, the notice of the meeting, the annual report to shareholders on Form 10-K for the year ended December 31, 2019, and the enclosed proxy card (collectively, the “proxy materials”) are first being sent to shareholders on or about April 13, 2020. You should read the entire proxy statement carefully before voting.

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Shareholders To Be Held on May 19, 2020

Pursuant to the rules promulgated by the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials both by sending you a full set of proxy materials and making copies of these materials available on the Internet at www.proxyvote.com. Shareholders are encouraged to access and review the proxy materials before voting. This site will also have directions to attend the meeting and vote in person.

ABOUT THE ANNUAL MEETING

When and where will the annual meeting be held?

The annual meeting is scheduled to take place at 2:00 pm Central Time, on May 19, 2020, at the main office of City Bank located at 5219 City Bank Parkway, Lubbock, Texas 79407.

What is the purpose of the annual meeting?

At the 2020 annual meeting of shareholders, shareholders will act upon the matters outlined in the notice, including the following:

1.	To elect two (2) Class I directors to serve on the Company’s board of directors until the Company’s 2023 annual meeting of shareholders or until their respective successor or successors are duly elected and qualified or until their earlier resignation or removal;

2.	To ratify the appointment of Weaver and Tidwell, L.L.P. as the independent registered public accounting firm of the Company for the year ending December 31, 2020; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Who are the nominees for directors?

The following two (2) persons have been nominated for election as Class I directors of the Company:

●	Richard D. Campbell

●	Cynthia B. Keith

Who is entitled to vote at the annual meeting?

The holders of record of the Company’s outstanding common stock on March 25, 2020, which is the date that the board has fixed as the record date for the annual meeting (the “record date”), are entitled to vote at the annual meeting. Each holder of record of the Company’s outstanding common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting. The Company has 18,056,014 shares of outstanding common stock.

How do I vote?

You may vote your shares of common stock either in person at the annual meeting or by proxy. The process for voting your shares depends on how your shares are held as described below. If you are a record holder on the record date for the annual meeting, you may vote by proxy or you may attend the annual meeting and vote in person. If you are a record holder and want to vote your shares by proxy, you may vote using any of the following methods:

●	indicate on the proxy card applicable to your common stock how you want to vote and sign, date and mail your proxy card in the enclosed pre-addressed postage-paid envelope as soon as possible to ensure that it will be received in advance of the annual meeting;

●	go to the website www.proxyvote.com and follow the instructions for Internet voting on that website; or

●	vote over the telephone by following the instructions in the proxy card.

The Company must receive your vote no later than the time the polls close for voting at the annual meeting for your vote to be counted at the annual meeting. Please note that Internet and telephone voting will close at 11:59 pm, Eastern Time on May 18, 2020.

Voting your shares by proxy will enable your shares of common stock to be represented and voted at the annual meeting if you do not attend the annual meeting and vote your shares in person. By following the voting instructions in the materials you receive, you will direct the designated persons (known as “proxies”) to vote your common stock at the annual meeting in accordance with your instructions. The board has appointed Curtis C. Griffith and Cory T. Newsom to serve as the proxies for the annual meeting. If you vote by Internet or telephone, you do not have to return your proxy or voting instruction card. Please note, no proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy.

If your shares of common stock are held in “street name,” your ability to vote over the Internet depends on your broker’s voting process. You should follow the instructions on your broker’s or intermediary’s voting instruction card.

To vote the shares that you hold in “street name” in person at the annual meeting, you must bring a legal proxy from your broker, bank or other nominee, (1) confirming that you were the beneficial owner of those shares as of the close of business on the record date, (2) stating the number of shares of which you were the beneficial owner that were held for your benefit at that time by that broker, bank or other nominee, and (3) appointing you as the record holder’s proxy to vote the shares covered by that proxy at the annual meeting. If you fail to bring a nominee-issued proxy to the annual meeting, you will not be able to vote your nominee-held shares in person at the annual meeting.

We intend to hold our annual meeting in person as scheduled. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our annual meeting website at www.spfi.bank for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting. Shareholders will have the same opportunities to participate in the virtual meeting as they would if they had attended the annual meeting in person. Shareholder votes by proxy will still be effective if the annual shareholder meeting is conducted by remote communication. Shareholder votes via remote communication will be treated effectively as if the votes occurred “in person” for purposes of the voting standards of the Company.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Broadridge Corporate Issuer Solutions, the Company’s stock transfer agent, you are considered the “shareholder of record” with respect to those shares.

If your shares are held in a brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” This proxy statement and the proxy card or voting instruction card have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.

What constitutes a quorum for the annual meeting?

A quorum will be present at a meeting of shareholders if the holders of shares having a majority of the voting power represented by all of the issued and outstanding shares entitled to vote at the meeting are present in person or represented by proxy at the meeting. Each record holder of shares of common stock is entitled to one vote for each share of common stock registered, on the record date, in such holder’s name on the books of the Company on all matters to be acted upon at the annual meeting. The Company’s certificate of formation prohibits cumulative voting. Should the meeting be held via remote communication, participation by shareholders via remote communication constitutes presence for the determination of a quorum for the annual meeting.

What is a broker non-vote?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares with respect to the ratification of the appointment of Weaver and Tidwell, L.L.P. as our independent registered public accounting firm (Proposal 2). In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to the election of directors to the board (Proposal 1).

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a proxy card for shares held in your name and a voting instruction card for shares held in “street name.” Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

What are the board’s recommendations on how I should vote my shares?

The board recommends that you vote your shares as follows:

Proposal 1—FOR the election of each nominee for director; and

Proposal 2—FOR the ratification of the appointment of Weaver and Tidwell, L.L.P.

How will my shares be voted if I return a signed and dated proxy card, but don’t specify how my shares will be voted?

If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in the following manner:

Proposal 1—FOR the election of each nominee for director; and

Proposal 2—FOR the ratification of the appointment of Weaver and Tidwell, L.L.P.

If you are a “street name” holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee will be unable to vote those shares, except that such nominee will have discretion to vote on the ratification of the appointment of Weaver and Tidwell, L.L.P. (Proposal 2).

What are my choices when voting?

In the election of directors, you may vote for, against or abstain from all director nominees or as to one director nominee. With respect to the proposal to ratify the appointment of Weaver and Tidwell, L.L.P., you may vote for the proposal, against the proposal or abstain from voting on the proposal.

May I change my vote after I have submitted my proxy card?

Yes, if you own common stock of record, you may revoke your proxy or change your voting instructions at any time before your shares are voted at the annual meeting by:

●	delivering to the Company prior to the annual meeting a written notice of revocation addressed to: South Plains Financial, Inc., 5219 City Bank Parkway, Lubbock, Texas 79407, Attn: Corporate Secretary;

●	completing, signing and returning a new proxy card with a later date than your original proxy card, prior to such time that the proxy card for any such holder of common stock must be received, and any earlier proxy will be revoked automatically;

●	logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically and following the instructions indicated on the proxy card; or

●	attending the annual meeting and voting in person, and any earlier proxy will be revoked. However, attending the annual meeting without voting in person will not revoke your proxy.

If your shares are held in “street name” and you desire to change any voting instructions you have previously given to the record holder of the shares of which you are the beneficial owner, you should contact the broker, bank or other nominee holding your shares in “street name” in order to direct a change in the manner your shares will be voted.

What percentage of the vote is required to approve each proposal?

Assuming the presence of a quorum, the election of Directors (Proposal 1) will require the affirmative vote of the holders of a majority of the shares entitled to vote in the election of directors and represented in person or by proxy.

Assuming the presence of a quorum, the ratification of Weaver and Tidwell, L.L.P.’s appointment as the Company’s independent registered public accounting firm (Proposal 2) will require the affirmative vote of the majority of the shares entitled to vote and represented in person or by proxy.

How are broker non-votes and abstentions treated?

Broker non-votes, as long as there is one routine matter to be voted on at the meeting, such as the ratification of appointment of Weaver and Tidwell, L.L.P. here, and abstentions are counted for purposes of determining the presence or absence of a quorum. A broker non-vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees (Proposal 1). Abstentions with respect to one or more nominees for director will have the same effect as a vote against such nominee or nominees (Proposal 1). Because the ratification of the appointment of the independent registered public accounting firm is considered a routine matter and a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to occur in connection with the proposal to ratify the appointment of Weaver and Tidwell, L.L.P. as the Company’s independent registered public accounting firm. Abstentions with respect to ratification of the appointment of Weaver and Tidwell, L.L.P. as the Company’s independent registered public accounting firm (Proposal 2) will have the effect of a vote against the proposal to ratify.

What are the solicitation expenses and who pays the cost of this proxy solicitation?

The board is asking for your proxy, and we will pay all of the costs of soliciting shareholder proxies. In addition to the solicitation of proxies via mail, our officers, directors and employees may solicit proxies personally or by other means of communication, without being paid additional compensation for such services. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners of common stock.

Are there any other matters to be acted upon at the annual meeting?

Management does not intend to present any business at the annual meeting for a vote other than the matters set forth in the notice, and management has no information that others will do so. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter properly presented at the annual meeting. If other matters requiring a vote of the shareholders properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Where can I find voting results?

The Company will publish the voting results in a current report on Form 8-K, which will be filed with the SEC within four (4) business days following the annual meeting.

How can I communicate with the board?

To communicate with the board, shareholders should submit their comments by sending written correspondence via mail or courier to South Plains Financial, Inc., 5219 City Bank Parkway, Lubbock, Texas 79407, Attn: Corporate Secretary; or via email at investors@city.bank. Shareholder communications will be sent directly to the specific director or directors of the Company indicated in the communication or to all members of the board if not specified.

PROPOSAL 1. ELECTION OF DIRECTORS

Number of Directors; Term of Office

Our board currently consists of seven (7) directors. Pursuant to our amended and restated certificate of formation, our directors are divided into three (3) classes and stand for election for a term expiring at the third annual meeting of shareholders following the annual meeting of shareholders at which such director was elected, or until each person’s successor is duly elected, or until such director’s earlier death, resignation or removal.

If elected, all nominees will serve for a term commencing on the date of the annual meeting and continuing until the third annual meeting of shareholders following the annual meeting of shareholders at which such director was elected or until each person’s successor is duly elected, or until such director’s earlier death, resignation or removal. Each of the nominees is currently serving as a director of the Company.

Nominees for Election

The following table sets forth the name, age as of December 31, 2019, and positions with the Company for each nominee for election as a director of the Company:

Name of Nominee	Age	Position	Director Since
Richard D. Campbell	62	Director	2011
Cynthia B. Keith	62	Director	2019

Richard “Danny” Campbell. Mr. Campbell serves as the Lead Independent Director on the board of directors of the Company and has served on the board of directors of each of the Company and the Bank since 2011. He currently serves as Co-Manager of Henry Resources LLC, President and Chief Executive Officer of Henry TAW LP and as a member of the board of directors and head of the investment team of The Henry Companies Control Trust, part of the Henry family office. He is the former President of Henry Resources LLC, an oil and gas company, Vice President and Chief Investment Officer to the Henry family and Vice President of Business Development for Henry Resources. Mr. Campbell joined Henry Resources in May 2007 after 26 years of oil and gas and banking experience. He served as Executive Vice President and as a member of the board of directors of Community National Bank in Midland, Texas, from 2002 until 2007. He brings energy lending oversight and energy advisor experience to the Company from his role as Executive Vice President at Chase Bank in the Permian Basin from 1998 to 2000. In addition to many community service organizations, he has served as a trustee of Wayland Baptist University and on the board of directors for each of the Permian Basin Petroleum Association, Midland Petroleum Club and the Mabee Foundation. He obtained a degree in petroleum engineering from Louisiana State University in 1980. Mr. Campbell’s extensive experience in the energy lending and banking industries qualify him to serve on our board. Henry TAW’s investment in 2011 provided for the appointment of one board member. Richard Campbell was chosen as the appointed board member. All of the shares of the Company owned by Henry TAW LP and James C. Henry are subject to a voting agreement and irrevocable proxy pursuant to which Mr. Campbell exercises voting authority.

Cynthia B. “Cindi” Keith. Ms. Keith joined the board of directors of the Company in 2019 and has served on the board of directors of the Bank since 2016. She enjoyed a 25 year career with PricewaterhouseCoopers, LLP, the world’s largest multinational professional services firm. She joined the firm in 1989 and became a partner in 2000. Throughout her career, she specialized in audits of and consulting with technology and communications clients, including global public companies focused on mergers and acquisitions as well as companies in various stages of growth. From 2010 to her retirement in 2014, Ms. Keith served as Operations Leader for the National Professional Services Group of PricewaterhouseCoopers, LLP, and she previously served as North Texas Technology Team Leader from 2002 to 2010. Since early 2018, she has served on the board of directors and audit committee of PCTEL, Inc., a publicly traded company that provides technology solutions to the wireless industry. Ms. Keith holds a degree from the University of Texas at Dallas, is a Certified Public Accountant and has served on the Entrepreneurs for North Texas Board, University of Texas at Dallas Jindal School of Management Advisory Council, the Greater Dallas Chamber Board and the Metroplex Technology Business Council Board of Directors. The depth and breadth of Ms. Keith’s 25 years of experience as a CPA serving various companies, as well as her leadership positions with PricewaterhouseCoopers, LLP, qualify her to serve on our board.

Election Procedures

Assuming the presence of a quorum, the election of directors will require the affirmative vote of the holders of a majority of the shares entitled to vote in the election of directors and represented in person or by proxy. This means that the two (2) director nominees who receive a majority of affirmative votes for their election at this year’s annual meeting will be elected.

Shares represented by proxy will be voted in accordance with instructions. In the absence of instructions to the contrary, completed proxy cards that do not specify how shares should be voted with respect to the election of directors will be voted FOR the election of each nominee listed above.

If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the board. The board has no reason to believe that any nominee will be unavailable to serve as a director. All of the nominees have consented to being named herein and to serve if elected.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD.

PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the recommendation of the Audit Committee, the board has appointed Weaver and Tidwell, L.L.P. as the independent registered public accounting firm of the Company for the year ending December 31, 2020. The board is seeking ratification of the appointment of Weaver and Tidwell, L.L.P. for the 2020 fiscal year. Shareholder ratification of the selection of Weaver and Tidwell, L.L.P. as our independent registered public accounting firm for the 2020 fiscal year is not required by our bylaws, state law or otherwise. However, the board is submitting the selection of Weaver and Tidwell, L.L.P. to our shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will consider this information when determining whether to retain Weaver and Tidwell, L.L.P. for future services.

At the annual meeting, shareholders will be asked to consider and act upon a proposal to ratify the appointment of Weaver and Tidwell, L.L.P. Assuming a quorum is present, the ratification of such appointment will require the affirmative vote of the majority of the shares entitled to vote and represented in person or by proxy. Shares represented by proxy will be voted in accordance with instructions. In the absence of instructions to the contrary, completed proxy cards that do not specify how shares should be voted with respect to the ratification of the appointment of Weaver and Tidwell, L.L.P. will be voted FOR the ratification.

Representatives of Weaver and Tidwell, L.L.P. are expected to be in attendance at the annual meeting and will be afforded the opportunity to make a statement. The representatives will also be available to respond to questions.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF WEAVER AND TIDWELL, L.L.P. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020.

CORPORATE GOVERNANCE

Board Meetings

Our board met fourteen (14) times during the 2019 fiscal year (including regularly scheduled and special meetings). During fiscal year 2019, each director participated in at least 75% or more of the aggregate of (i) the total number of meetings of the board (held during the period for which he or she was a director) and (ii) the total number of meetings of all committees of the board on which he or she served (during the period that he or she served).

Director Attendance at Annual Meeting

While the Company does not have a formal policy requiring the directors attendance, the board encourages all directors to attend the annual meeting of shareholders. All of our directors attended the 2019 annual meeting of shareholders, which occurred prior to our initial public offering.

Shareholder Communications:

Shareholders who wish to communicate directly with the board may do so by writing to South Plains Financial, Inc. Board of Directors, Corporate Secretary, South Plains Financial, Inc., 5219 City Bank Parkway, Lubbock, Texas 79407. Shareholders may also communicate directly with individual directors by addressing their correspondence accordingly.

Board Composition

The size of our board is currently set at seven members divided into three classes. In accordance with the Company’s amended and restated bylaws, the size of the board is fixed as determined from time to time by resolution of the board. The members of each class are elected for a term of office to expire at the third annual meeting of shareholders following the annual meeting of shareholders at which such director was elected. Any director vacancies may be filled only by the board, even if the remaining directors constitute less than a quorum of the full board; provided, however, that the board may not fill more than two (2) such vacancies resulting from an increase in the number of directors, and, further, that any vacancy in the board resulting from the removal of a director by the shareholders shall be filled only by the shareholders entitled to vote at an annual meeting or a special meeting called for that purpose. In accordance with the Company’s amended and restated bylaws, a director appointed to fill a vacancy will be appointed to serve until such director’s successor shall have been duly elected and qualified.

Our board has seven members, divided into three classes, Class I, Class II and Class III as follows:

●	The Class I directors are Richard D. Campbell and Cynthia B. Keith, and their term will expire at the annual meeting of shareholders to be held in 2020;

●	The Class II directors are Cory T. Newsom, Allison S. Navitskas and Noe G. Valles, and their term will expire at the annual meeting of shareholders expected to be held in 2021; and

●	The Class III directors are Curtis C. Griffith and Kyle R. Wargo, and their term will expire at the annual meeting of shareholders expected to be held in 2022.

As discussed in greater detail below, the board has affirmatively determined that each of Richard D. Campbell, Cynthia B. Keith, Noe G. Valles, Allison S. Navitskas and Kyle R. Wargo is an independent director, as defined under the applicable rules. The board determined that each of Curtis C. Griffith and Cory T. Newsom do not qualify as an independent director because each is an executive officer of the Company.

The table below provides information about the directors. The board is divided into three classes, the terms of which expire at our annual shareholders’ meetings in 2020, 2021, and 2022. Ages are as of December 31, 2019.

Name	Age	Position with the Company	Position with the Bank	Company Director Since	Company Director Until / Class
Curtis C. Griffith	67	Chairman of the Board; Chief Executive Officer	Chairman of the Board	1972	2022 / III
Cory T. Newsom	52	Director; President	Director; President; Chief Executive Officer	2008	2021 / II
Richard D. Campbell	62	Director	Director	2011	2020 / I
Cynthia B. Keith	62	Director	Director	2019	2020 / I
Allison S. Navitskas	43	Director	Director	2019	2021 / II
Noe G. Valles	53	Director	Director	2019	2021 / II
Kyle R. Wargo	59	Director	Director	2016	2022 / III

The following is a brief discussion of the business and banking background and experience of our directors.

Employee Directors

Curtis C. Griffith – Chairman and Chief Executive Officer. Mr. Griffith has been with the Company since its inception and has worked with the Bank and its predecessor institutions for over 48 years. Mr. Griffith became our Chairman and President in 1993, with his title shifting to Chairman and Chief Executive Officer in 2019 in connection with a general update of our executive team’s titles. Mr. Griffith has also served as Chairman of the Bank since 1984. In 1972, he was elected to the board of directors of First State Bank of Morton, Texas, a predecessor institution to the Bank, and continues to serve on the board of directors of the Bank. Mr. Griffith also served as Vice President of the Bank beginning in 1979. Mr. Griffith owns and operates several agriculture-related businesses. In addition, he is a member of the State Bar of Texas, National Cotton Council, Plains Cotton Growers, Texas Cotton Ginners Association and the Texas Independent Ginners Association. He has served on the board of directors of IBAT and continues to serve on the Legislative and PAC committees for IBAT. He has served on the boards of several civic and charitable organizations, including Lubbock Economic Development Alliance, Texas Tech University Foundation, Lubbock Symphony Orchestra, Texas Tech Cotton Economics Advisory Committee, and the Bayer Museum of Agriculture. He currently serves on the Board of Managers of University Medical Center in Lubbock. Mr. Griffith earned degrees in agricultural economics and law from Texas Tech University in 1973 and 1977, respectively. Mr. Griffith’s extensive banking experience, reputable position in the community and invaluable leadership qualify him to serve on our board of directors.

Cory T. Newsom – Director and President. Mr. Newsom was named President of the Company in 2019 and has served on the board of directors of the Company since 2008. From 2004 to 2019, he served in various roles at the Company, including Chief Operating Officer, Senior Vice President, and Executive Vice President. Mr. Newsom also served as Chief Operating Officer of the Bank from 1993 to 2007 before being named as President and Chief Executive Officer of the Bank in 2008, positions he continues to hold. He has also served on the board of directors of the Bank since 2002. Mr. Newsom began his 37-year career in banking by progressing through the retail and operations areas. He currently serves on the board of directors of IBAT, Lubbock Children’s Home Foundation, Texas Boys Ranch Foundation, and the University Medical Center Foundation and has previously served on the Board of Managers of University Medical Center in Lubbock. Mr. Newsom earned a Bachelor of Business degree in management from Texas Tech University in 1989 and holds licenses as a managing general agent and general lines agent with the Texas Department of Insurance. His many years of banking experience, and his long-standing business and banking relationships in our markets, qualify him to serve on our board.

Non-Employee Directors

Richard “Danny” Campbell. Mr. Campbell serves as the Lead Independent Director on the board of directors of the Company and has served on the board of directors of each of the Company and the Bank since 2011. He currently serves as Co-Manager of Henry Resources LLC, President and Chief Executive Officer of Henry TAW LP and as a member of the board of directors and head of the investment team of The Henry Companies Control Trust, part of the Henry family office. He is the former President of Henry Resources LLC, an oil and gas company, Vice President and Chief Investment Officer to the Henry family and Vice President of Business Development for

Henry Resources. Mr. Campbell joined Henry Resources in May 2007 after 26 years of oil and gas and banking experience. He served as Executive Vice President and as a member of the board of directors of Community National Bank in Midland, Texas, from 2002 until 2007. He brings energy lending oversight and energy advisor experience to the Company from his role as Executive Vice President at Chase Bank in the Permian Basin from 1998 to 2000. In addition to many community service organizations, he has served as a trustee of Wayland Baptist University and on the board of directors for each of the Permian Basin Petroleum Association, Midland Petroleum Club and the Mabee Foundation. He obtained a degree in petroleum engineering from Louisiana State University in 1980. Mr. Campbell’s extensive experience in the energy lending and banking industries qualify him to serve on our board. Henry TAW’s investment in 2011 provided for the appointment of one board member. Richard Campbell was chosen as the appointed board member. All of the shares of the Company owned by Henry TAW LP and James C. Henry are subject to a voting agreement and irrevocable proxy pursuant to which Mr. Campbell exercises voting authority.

Cynthia B. “Cindi” Keith. Ms. Keith joined the board of directors of the Company in 2019 and has served on the board of directors of the Bank since 2016. She enjoyed a 25 year career with PricewaterhouseCoopers, LLP, the world’s largest multinational professional services firm. She joined the firm in 1989 and became a partner in 2000. Throughout her career, she specialized in audits of and consulting with technology and communications clients, including global public companies focused on mergers and acquisitions as well as companies in various stages of growth. From 2010 to her retirement in 2014, Ms. Keith served as Operations Leader for the National Professional Services Group of PricewaterhouseCoopers, LLP, and she previously served as North Texas Technology Team Leader from 2002 to 2010. Since early 2018, she has served on the board of directors and audit committee of PCTEL, Inc., a publicly traded company that provides technology solutions to the wireless industry. Ms. Keith holds a degree from the University of Texas at Dallas, is a Certified Public Accountant and has served on the Entrepreneurs for North Texas Board, University of Texas at Dallas Jindal School of Management Advisory Council, the Greater Dallas Chamber Board and the Metroplex Technology Business Council Board of Directors. The depth and breadth of Ms. Keith’s 25 years of experience as a CPA serving various companies, as well as her leadership positions with PricewaterhouseCoopers, LLP, qualify her to serve on our board.

Allison S. Navitskas. Ms. Navitskas joined the board of directors of each of the Company and the Bank during 2019. She currently serves as a Managing Director for Lantern Asset Management, a private equity firm in Dallas. Previously she had served as Managing Director, Global Business Development and Strategy, for Lone Star Funds, a global private equity fund investing in debt and equity. Ms. Navitskas was a Managing Director with Hudson Advisors L.P., an affiliate of Lone Star Funds, serving in a variety of roles including Head of Asset Management for LStar Capital, a corporate direct lending platform. During her time at Hudson, which began in 2012, Ms. Navitskas provided services in both business and legal capacities, which included negotiating and closing numerous acquisitions, asset sales and lending transactions as an in-house attorney, as well as heading the asset management and workout practice for LStar Capital. Ms. Navitskas has served on the board of directors for several of Lone Star’s private and public portfolio companies, including Forterra, Inc. (Nasdaq: FRTA) and Foundation Building Materials, Inc. (NYSE: FBM). Prior to joining Hudson, Ms. Navitskas was Vice President/Associate General Counsel at FelCor Lodging Trust Incorporated (NYSE: FCH), a real estate investment trust in the hospitality sector. Ms. Navitskas was engaged in the private practice of law with Jenkens & Gilchrist P.C. and later at Hunton & Williams LLP, specializing in financial institutions, mergers and acquisitions, corporate finance, and securities law. She is a graduate of Columbia College. She earned a juris doctor degree from the University of Michigan Law School and an MBA from the University of Michigan’s Ross School of Business. Ms. Navitskas holds the Chartered Financial Analyst designation. Her public company experience and prior service on multiple public boards of directors, together with her financial knowledge and experience, qualify Ms. Navitskas to serve on our board.

Noe G. Valles. Mr. Valles joined the board of directors of the Company in 2019 and has served on the board of directors of the Bank since 2015. He is an attorney and has acted as the pre-litigation managing partner of Glasheen, Valles and Inderman, LLP since 2004. Mr. Valles is experienced in handling cases involving all types of injuries and has provided personal injury services in English and Spanish for 25 years. He is licensed to practice law in Texas and New Mexico state courts as well as the U.S. District Court for the Northern and Eastern Districts of Texas. Mr. Valles served on the Board of Managers of University Medical Center in Lubbock for 11 years. He is a current member of the South Plains Trial Lawyers Association and the Texas Trial Lawyers Association. In 2018, he was awarded the Community Leader of the Year by the Lubbock League of Latin American Citizens. Mr. Valles

earned a Bachelor of Arts degree from Wayland Baptist University in 1988 and was awarded the Distinguished Alumni Award from the University in 2018. He also earned a law degree from Texas Tech University in 1993. Mr. Valles is qualified to serve on our board because of his vast legal expertise and his intimate knowledge of the Texas and New Mexico communities that we serve.

Kyle R. Wargo. Dr. Wargo has served on the board of directors of the Company since 2016 and on the board of directors of the Bank since 2013. He also served as an advisory director to the Bank from 2002 to 2013. Dr. Wargo has served as Executive Director of Region 17 Education Service Center since 1996 and has previously been a member of the Texas Tech University graduate faculty. Prior to these roles, he served as superintendent of Levelland Independent School District from 1993 to 1996. He also served as Assistant to Superintendent at La Marque Independent School District from 1989 to 1993. Dr. Wargo is a member of the Texas Association of School Administrators and the American Association of School Administrators. Since 1996, he has served as a member of the board of directors and treasurer of the Science Spectrum Museum in Lubbock and since 2008, he has served as a member of the board of directors of Workforce Solutions South Plains. He earned a Bachelor of Science degree from Baylor University in 1982, a Masters of Education from the University of Houston in 1984, and a Doctorate in Education from the University of Houston in 1995. Dr. Wargo’s experience in administration and leadership, as well as his understanding of state and local government, qualify him to serve on our board.

Director Independence

Under the rules of the Nasdaq Global Select Market, a majority of the members of our board are required to be independent. The rules of the Nasdaq Global Select Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors.

Our board has evaluated the independence of each director based upon the rules of the NASDAQ Stock Market and the SEC and has considered the relationships that each direct has with the Company, including the transactions described under the section titled “Certain Relationships and Related Person Transactions” in this proxy statement. Applying these standards, our board has affirmatively determined that each of Richard D. Campbell, Cynthia B. Keith, Noe G. Valles, Allison S. Navitskas and Kyle R. Wargo is an independent director, as defined under the applicable rules. The board determined that each of Curtis C. Griffith and Cory T. Newsom does not qualify as an independent director because each is an executive officer of the Company.

Board Leadership Structure

Chairman. Curtis C. Griffith currently serves as our Chairman and Chief Executive Officer. Mr. Griffith has been with the Company since its inception and has worked with the Bank and its predecessor institutions for over 48 years. Mr. Griffith has served as Chairman and President of the Company since 1993. In 2019, our executive officer titles were updated, and Mr. Griffith began serving as Chief Executive Officer of the Company rather than President of the Company. Mr. Griffith has also served as Chairman of the Bank since 1984. Mr. Griffith’s primary duties are to lead our board in establishing the Company’s overall vision and strategic plan and to lead the Company’s management in carrying out that plan.

Our board does not have a formal policy requiring the separation of the roles of Chief Executive Officer and Chairman of the Board. It is the board’s view that rather than having a rigid policy, the board, with the advice and assistance of the Nominating and Corporate Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our leadership structure does not separate the offices of Chief Executive Officer and Chairman of the Board. The board has determined that this leadership structure is in the best interest of our shareholders at this time. Our board believes that this structure makes best use of the Chief Executive Officer’s extensive knowledge of our organization and the banking industry. The board views this arrangement as also providing an efficient nexus between our organization and the board, enabling the board to obtain information pertaining to operational matters expeditiously and enabling our Chairman to bring areas of concern before the board in a timely manner.

Lead Independent Director. At any time that the Chairman is not independent, the independent directors elect a director to serve as the Lead Independent Director. The Lead Independent Director serves as a liaison between the Chairman and the independent directors and has the authority to call and chair meetings or executive sessions of the independent directors, which are held periodically as appropriate but at least twice annually. The Lead Independent Director also chairs full board of directors’ meetings in the absence of the Chairman. Our board has designated Richard D. Campbell to serve as Lead Independent Director.

Risk Management and Oversight

The board has ultimate authority and responsibility for overseeing our risk management. The board monitors, reviews and reacts to material enterprise risks identified by management. The board receives specific reports from executive management on credit, interest rate, liquidity, transactional, compliance and legal, strategic, and reputational risks and the degree of exposure to those risks. The board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business line leaders. Committees of the board have responsibility for risk oversight in specific areas. The Audit Committee oversees financial, accounting and internal control risk management policies. The Compensation Committee assesses and monitors risks in our compensation program. While our full board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas as described in the section entitled “Committees of the Board.”

Director Nominations

The Nominating and Corporate Governance Committee considers nominees to serve as directors of the Company and recommends such persons to the board. The Nominating and Corporate Governance Committee also considers director candidates recommended by shareholders in accordance with the procedures and deadlines summarized in the section titled “Date for Submission of Shareholder Proposals for 2021 Annual Meeting.”

Criteria for Director Nominees

Our board believes that our directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in areas relevant to our business. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all shareholders. When considering potential director candidates, our board also considers the candidate’s character, judgment, diversity, skill set, specific business background and experience in the context of our needs and those of the board. The Company does not maintain a specific diversity policy, but diversity is considered in the Company’s review of candidates. Diversity includes not only gender and ethnicity, but the various perspectives that come from having differing viewpoints, background, experience and demographics.

Committees of the Board

Our board has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Our board also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our amended and restated certificate of formation, or the certificate of formation, and our amended and restated bylaws, or the bylaws.

Audit Committee

The Company has a separately designated standing Audit Committee as required by the rules of the NASDAQ Stock Market. The Charter of the Audit Committee adopted by the board sets out the responsibilities, authority and specific duties of the Audit Committee. The Charter of the Audit Committee is available on the Company’s website at www.spfi.bank under the “Governance” tab. The Audit Committee met nine (9) times during the year 2019.

The responsibilities of the Audit Committee include the following:

●	overseeing the quality and integrity of regulatory and financial accounting, financial statements, financial reporting processes and systems of internal accounting and financial controls;

●	overseeing the annual independent audit of the Company’s financial statements and internal control over the Bank’s financial reporting, the engagement, compensation and retention of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance;

●	resolving any disagreements regarding financial reporting between management and the independent auditor;

●	overseeing and evaluating the performance of the internal audit function and review;

●	meeting with management and the independent auditor to review the effectiveness of our system of internal control and internal audit procedures, and to address any deficiencies in such procedures;

●	overseeing the effectiveness of the system for monitoring compliance with laws and regulations and the results of any investigation by management;

●	instituting and overseeing any special investigations;

●	establishing and overseeing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by Company employees of concerns, regarding questionable accounting or auditing matters;

●	reviewing our earnings releases and reports filed with the SEC;

●	preparing the Audit Committee report required by SEC rules to be included in our annual report;

●	reviewing the design of the Company’s enterprise-wide risk management framework, including the process for assessing and managing risks, benchmarks for and major financial risk exposures from such risks, supporting methods, risk policies, and risk inventories, as they relate to credit, interest rate, liquidity, transactional, compliance and legal, strategic and reputational risks;

●	reviewing reports and recommendations provided by senior management or third party consultants retained by the committee related to the Company’s financial, operational, credit, strategic, market, investment, liquidity, reputational and compliance risks;

●	reviewing significant aggregate risk concentrations and other escalations, and approving significant corrective actions recommended by senior management; and

●	handling such other matters that are specifically delegated to the Audit Committee by our board from time to time.

The members of the Audit Committee are Kyle R. Wargo (Committee Chairman), Richard D. Campbell, and Cynthia B. Keith. Our board has evaluated the independence of each of the members of our Audit Committee and has affirmatively determined that each of the members of our Audit Committee (1) is an independent director under NASDAQ Stock Market rules, (2) satisfies the additional independence standards under applicable SEC rules for Audit Committee service, and (3) has the ability to read and understand fundamental financial statements. The board has determined that each of Richard D. Campbell and Cynthia B. Keith qualifies as an “audit committee financial expert,” as defined by the SEC.

Compensation Committee

The Company has a separately designated Compensation Committee, which consists entirely of independent directors as defined by the applicable rules and regulations of the NASDAQ Stock Market. The Charter of the Compensation Committee adopted by the board sets out the responsibilities, authority and specific duties of the Compensation Committee. The Charter of the Compensation Committee is available on our website at www.spfi.bank under the “Governance” tab. The Compensation Committee met four (4) times during the year 2019.

The Compensation Committee has the following responsibilities:

●	reviewing, determining, and recommending to the board for its confirmation, the annual compensation, annual incentive opportunities and any other matter relating to the compensation of the Company’s executive officers;

●	monitoring and evaluating the risks related to the Company’s compensation programs and practices;

●	reviewing and comparing compensation practices of any relevant peer group in order to assist in the committee’s evaluation of the appropriateness of the Company’s compensation practices and programs;

●	reviewing, approving and administering each of the Company’s non-qualified deferred compensation plans and annual incentive plans, and performing such other duties and responsibilities as may be assigned to the committee under the terms of those plans;

●	annually reviewing and recommending to the board the annual director’s compensation and any additional compensation for services on committees of the board, service as a committee or board chairman, meeting fees or any other benefit payable by virtue of the director’s position as a member of the board;

●	reviewing the performance of the executive officers for each fiscal year;

●	producing the Compensation Committee Report on executive compensation if required for inclusion in the Company’s annual meeting proxy statement in compliance with the rules and regulations promulgated by the SEC;

●	reviewing and determining, and recommending to the board for its confirmation, the establishment of the performance measures applicable to each performance-based cash incentive and equity incentive award to be made under any plan, and the applicable performance targets for each such performance measure for each such award granted under any plan;

●	overseeing and making recommendations to the board regarding the Company’s compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and golden parachute compensation, and the requirement under the NASDAQ rules that, with limited exceptions, shareholders approve equity compensation plans; and

●	performing any other duties or responsibilities the board may expressly delegate to the committee from time to time on matters relating to the Company’s compensation programs.

The members of the Compensation Committee are Richard D. Campbell (Committee Chairman), Noe G. Valles, and Allison S. Navitskas. Our board has evaluated the independence of each of the members of our

Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an “independent director” under NASDAQ Stock Market rules.

Our board has also determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act. All compensation, equity awards and transactions subject to Section 16 of the Exchange Act will be approved by a committee or subcommittee of the board that is composed solely of two or more “non-employee directors.”

Nominating and Corporate Governance Committee

The Company has separately designated a Nominating and Corporate Governance Committee, which consists entirely of independent directors as defined by the applicable rules and regulations of the NASDAQ Stock Market. The Charter of the Nominating and Corporate Governance Committee adopted by the board sets out the responsibilities, authority and specific duties of the Nominating and Corporate Governance Committee. The Charter of the Nominating and Corporate Governance Committee is available on our website at www.spfi.bank under the “Governance” tab. The Nominating and Corporate Governance Committee did not meet during the fiscal year of 2019.

The Nominating and Corporate Governance Committee has the following responsibilities:

●	developing policies on the size and composition of our board;

●	developing and recommending to our board criteria to be considered in identifying and selecting nominees for director;

●	reviewing possible candidates for election to the board;

●	recommending to the board candidates for election or re-election to our board of directors;

●	recommending committee structure, composition and assignments;

●	conducting an annual performance evaluation of the board and its committees; and

●	reviewing the committee’s performance and the adequacy of the Charter of the Nominating and Corporate Governance Committee on an annual basis.

The members of the Nominating and Corporate Governance Committee are Richard D. Campbell (Committee Chairman), Kyle R. Wargo, and Noe G. Valles. Our board has evaluated the independence of each of the members of our Nominating and Corporate Governance Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an “independent director” under NASDAQ Stock Market rules.

Our Nominating and Corporate Governance Committee will consider shareholder recommendations for nominees, provided that such shareholder complies with the procedures described in the section titled “—Date For Submission Of Shareholder Proposals For 2021 Annual Meeting.”

Code of Business Conduct and Ethics

Our board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics sets forth the standard of conduct that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. Our Code of Business Conduct and Ethics is available on our website at www.spfi.bank. We expect that any amendments to the Code of Business Conduct and Ethics, or any waivers of their respective requirements, will be disclosed on our website, as well as any other means required by NASDAQ Global Select Market rules or the SEC.

CURRENT EXECUTIVE OFFICERS

The following table sets forth the name, age and position with the Company of each of our named executive officers. The business address for all of these individuals is 5219 City Bank Parkway, Lubbock, Texas 79407.

Name of Named Executive Officers	Position with the Company	Position with the Bank	Age
Curtis C. Griffith	Chairman and Chief Executive Officer	Chairman of the Board	67
Cory T. Newsom	Director and President	Director; President; Chief Executive Officer	52
Steven B. Crockett	Chief Financial Officer; Treasurer	Chief Financial Officer	48

Background of our Named Executive Officers who are not also Directors

Steven B. Crockett – Chief Financial Officer and Treasurer. Mr. Crockett has served as Chief Financial Officer and Treasurer of the Company and as Chief Financial Officer of the Bank since 2015. He served as Senior Vice President and Controller of the Company from 2010 to 2014 and as Controller of the Bank from 2001 to 2014. Mr. Crockett began his career in public accounting in 1994, working for seven years with the Lubbock accounting firm Robinson Burdette Martin & Cowan, LLP, which previously functioned as a practicing office of PricewaterhouseCoopers, LLP. As Controller of the Company and the Bank, he was responsible for financial and regulatory reporting, coordinating financial statement audits, budgeting, capital forecasting, and financial projections. He currently serves on the Board of Trustees for Lubbock Christian University. Mr. Crockett earned a degree in accounting from Abilene Christian University and is a licensed Certified Public Accountant.

Our Senior Leadership Team

The following table sets forth information regarding other members of our bank’s senior leadership team who, in addition to Mr. Griffith and Mr. Newsom, serve as officers of City Bank.

Name of Officer	Position at the Company	Position at the Bank	Age
Mikella D. Newsom	Chief Risk Officer; Secretary	Chief Risk Officer	46

Background of our Senior Leadership Team who are not also Directors

Mikella D. Newsom – Chief Risk Officer and Secretary. Ms. Newsom was named Chief Risk Officer of the Company in 2019 and has served as Secretary of the Company since 2013. She previously served in a number of other capacities at the Company since 2013, including Senior Vice President, Chief Financial Officer, and Treasurer through 2015. She has a 24-year banking career and has served as Chief Risk Officer of the Bank since 2015 and previously held the positions of Senior Vice President and Chief Financial Officer of the Bank. She is a member of the Risk Management Association and the Texas Bankers Association where she serves on the Chief Risk Officer steering committee. She currently serves on the Board of Trustees for Frenship Independent School District and the

board of directors of the Frenship Foundation for Leadership. Ms. Newsom earned a Bachelor of Science degree in agricultural economics from Texas Tech University in 1996.

EXECUTIVE COMPENSATION AND OTHER MATTERS

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act and a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies or smaller reporting companies. These include, but are not limited to, reduced disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a specific form of Compensation Discussion and Analysis, as well as exemptions from the requirement to hold a non-binding advisory vote on executive compensation and the requirement to obtain shareholder approval of any golden parachute payments not previously approved. We have elected to comply with the scaled disclosure requirements applicable to emerging growth companies and smaller reporting companies.

Our “named executive officers,” which consist of our principal executive officer and the two other most highly compensated executive officers, are:

●	Curtis C. Griffith — Chairman and Chief Executive Officer

●	Cory T. Newsom — President

●	Steven B. Crockett — Chief Financial Officer

Summary Compensation Table

The following table sets forth information regarding the compensation paid, awarded to, or earned by each of our named executive officers for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings	Other Compensation ($)(3)	Total Compensation ($)
Curtis C. Griffith Chairman of the Board and Chief Executive Officer	2019	$366,088	$-	$121,367	$307,800	$-	$49,751	$845,006
	2018	$402,796	$47,790	$-	$-		$60,391	$510,997
Cory T. Newsom President	2019	$700,474	$-	$148,698	$472,500	$-	$63,117	$2,384,782
	2018	$766,956	$104,215	$-	$-	$-	$62,022	$933,193
Steven B. Crockett(4) Chief Financial Officer	2019	$303,384	$3,480	$125,778	$170,520	$-	$30,131	$778,284
Kelly L. Deterding(4) President of Windmark Insurance	2018	$110,893	$12,370	$-	$507,298	$-	$11,791	$642,352

(1)	Reflects the aggregate grant date fair value, determined in accordance with applicable FASB ASC Topic 718 and the Black-Scholes option pricing model, of stock option awards made during the 2019 fiscal year. The discussion of the assumptions used in calculating the aggregate grant date fair value of the stock option awards can be found in Footnote 10 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2019.

(2)	Amounts represent annual incentive bonuses that were earned in 2019. For a description of annual incentive bonuses for 2019, see “Annual Cash Incentive Compensation” below.

(3)	We provide our NEOs with other benefits that we believe are reasonable, competitive and consistent with our overall executive compensation structure. The amounts in this column for fiscal year 2019 include:

●	For Mr. Griffith: director fees of $14,866, vehicle expenses of $14,985, Company-paid health incentives of $24, a contribution for our ESOP of $14,131 and excess contributions of $2,969 paid in cash and Company-paid premiums for group insurance of $2,776.

●	For Mr. Newsom: director fees of $14,866, vehicle expenses of $6,352, a contribution for our ESOP of $11,550 and excess contributions of $18,375 paid in cash, Company-paid premiums for group insurance of $1,232 and home security and country-club dues of $10,742.

●	For Mr. Crockett: vehicle expenses of $15,000, a contribution for our ESOP of $13,255 and excess contributions of 500 paid in cash, Company-paid premiums for group insurance of $836 and home security of $520.

(4)	Mr. Crockett was newly designated as a Named Executive Officer for the fiscal year 2019. Mr. Deterding was not a Named Executive Officer for the fiscal year 2019, but was a Named Executive Officer in the fiscal year 2018.

Narrative Discussion of Summary Compensation Table

General. We originally established our executive compensation philosophy and practices to fit our status as a privately held corporation and adapted our philosophy and practices following our initial public offering. We will continue to review, evaluate and modify our compensation framework in an effort to maintain a competitive total compensation package. As such, and as a result of our becoming a publicly traded company, the compensation program moving forward could vary from our historical practices.

We believe the current mix and value of these compensation elements provide our named executive officers with total annual compensation that is both reasonable and competitive within our markets, appropriately reflects our performance and the executive’s particular contributions to that performance, and takes into account applicable regulatory guidelines and requirements.

Base Salary

Base salary is designed to attract and retain experienced executive officers who can manage the Company and the Bank and achieve the Company’s long-term business goals. Base salaries are generally targeted at the top of the competitive market. The base salary for each executive officer is based upon officer experience, expected personal performance, salary levels in effect for comparable positions in the industry, internal base salary comparability considerations and the responsibilities assumed by the executive officer. While an executive officer’s initial salary is determined by an assessment of competitive market levels, the major factor in determining base salary increases is individual performance. Base salaries are reviewed and adjusted annually to reflect changes in personal achievement, changes in role, responsibility and the competitive environment. Insurance benefits and retirement benefits are not taken into account when determining base salary.

Annual Cash Incentive Compensation

Our annual cash incentive compensation program is designed to supplement base salary and align the executive's interest with the interests of our shareholders by linking the Company's performance to the amount of any bonus. The annual cash incentive bonus is expressed as a percentage of the executive’s base salary, and the performance targets for the applicable fiscal year are set by the Compensation Committee near the beginning of that fiscal year. At the end of each fiscal year, the Compensation Committee determines the amount of the bonus that is earned by each executive officer based upon the Company’s actual results compared to the annual budget. The annual cash bonus is usually earned in December but paid prior to March 15 of the next fiscal year. Mr. Newsom’s and Mr. Griffith’s annual cash incentive bonuses are governed by their employment agreements. For fiscal year end December 31, 2019, Mr. Griffith was eligible for a performance-based annual cash bonus targeted at 50% of his salary and a maximum not exceeding 100% of his salary. The performance-based annual cash bonus was determined based on the following performance metrics: (i) the Company’s net income compared to the projected net income for the year (weighted at 20%); (ii) the Bank’s efficiency ratio (weighted at 20%); (iii) the Company’s return on equity, measured in relation to other peer group financial institutions (weighted at 20%); and (iv) the metrics of completed acquisitions (weighted at 40%). For fiscal year end December 31, 2019, Mr. Newsom was eligible for a performance-based annual cash bonus targeted at 50% of his salary and a maximum not exceeding 75% of his salary. The performance-based annual cash bonus was measured against certain criteria, including, among other metrics, (i) the Company’s net income compared to the projected net income for the year (weighted at 50%); (ii) the Bank’s efficiency ratio (weighted at 25%); and (iii) the Bank’s asset quality, measured in relation to other peer group financial institutions (weighted at 25%). For fiscal year end December 31, 2019, Mr. Crockett was eligible for a performance-based annual cash bonus targeted at 40% of his salary and a maximum not exceeding 60% of his salary. The performance-based annual cash bonus was determined based on the following performance metrics: (i) the Company’s net income compared to the projected net income for the year (weighted at 45%); (ii) the Bank’s efficiency ratio (weighted at 15%); (iii) the Bank’s asset quality, measured in relation to other peer group financial institutions (weighted at 15%); and (iv) individual performance as determined in the discretion of the Chief Executive Officer (weighted at 25%). The following table sets forth information regarding the results of the 2019 annual cash incentive plan.

Steven B. Crockett
A. Specific Performance Metric	Level	Target	Actual	% of Target or Excess	Weight	Variance %	Variance Adjustment	Total Factor	Capped
1) Profitability	SPFI	24,500	29,220	119.27%	45	19.00%	57	102	102
2) Efficiency	Bank	74.50%	71.23%	3.27%	15	3.00%	9	24	24
3) Asset Quality	Bank	0.61%	0.35%	0.26%	15	0.06%	6	21	21
					75		72	147	147
B. Individual Performance					25		-	-	25

Total					100				172
Total Compensation: $174,000							Overall Cap		150

Cory T. Newsom
A. Specific Performance Metric	Level	Target	Actual	% of Target or Excess	Weight	Variance %	Variance Adjustment	Total Factor	Capped
1) Profitability	SPFI	24,500	29,220	119.27%	50	19.00%	57	107	107
2) Efficiency	Bank	74.50%	71.23%	3.27%	25	3.00%	9	34	34
3) Asset Quality	Bank	0.61%	0.35%	0.26%	25	0.06%	6	31	31
Total					100		72	172	172

Total Compensation: $472,500							Overall Cap		150

Curtis C. Griffith
A. Specific Performance Metric	Level	Target	Actual	% of Target or Excess	Weight	Variance %	Variance Adjustment	Total Factor	Capped
1) Profitability	SPFI	24,500	29,220	119.27%	20	19.00%	19	39	39
2) Efficiency	Bank	74.50%	71.23%	3.27%	20	3.00%	9	29	29
3) ROE	SPFI	8.80%	10.94%	21.4%	20	2.14%	21	41	41
					60		49	109	109

B. Acquisitions					40		22	62	62

Total					100				171

Total Compensation: $307,800							Overall Cap		200

South Plains Financial, Inc. 2019 Equity Incentive Plan

Our board has adopted the South Plains Financial, Inc. 2019 Equity Incentive Plan for the purpose of attracting and retaining employees by providing them with additional incentives, and to promote the success of our company’s business.

Administration. Our board or one or more committees appointed by our board will administer the 2019 Plan. The Compensation Committee has been appointed by our board to administer the 2019 Plan.

Eligibility. Persons eligible to receive awards under the 2019 Plan include our officers, employees, consultants and members of our board. Our board or one or more committees appointed by our board will determine from time to time the participants to whom awards will be granted.

Authorized Shares; Limits on Awards. The maximum number of common shares that may be issued or transferred pursuant to awards under the 2019 Plan as of December 31, 2019 equals 568,303, all of which may be subject to incentive stock option treatment. The maximum aggregate number of common shares that may be issued pursuant to all awards under the 2019 Plan shall increase annually on the first day of each fiscal year following the adoption of the 2019 Plan by the number of common shares equal to the lesser of (i) 3% of the total issued and outstanding common shares on the first day of such fiscal year, and (ii) such lesser amount determined by our board.

Adjustments or Changes in Capitalization. In the event of any change in the outstanding common shares by reason of a stock split, stock dividend or other non-recurring dividends or distributions, recapitalization, merger, consolidation, spin-off, combination, repurchase or exchange of stock, reorganization, liquidation, dissolution or other similar corporate transaction that affects our common stock, the aggregate number of shares of common stock available under the 2019 Plan or subject to outstanding awards (including the exercise price of any awards) shall be adjusted as our board deems necessary or appropriate.

Incentive Awards. The 2019 Plan authorizes stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance-based awards, as well as other awards (described in the 2019 Plan) that are responsive to changing developments in management compensation. The 2019 Plan retains the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash. An option or SAR will expire, or other award will vest, in accordance with the schedule set forth in the applicable award agreement.

●	Stock Options. A stock option is the right to purchase common shares at a future date at a specified price per share generally equal to, but no less than, the fair market value of a share on the date of grant. An option may either be an Incentive Stock Option, or ISO, or a nonstatutory stock option, or NSO. ISO benefits are taxed differently from NSOs, as described under “Federal Income Tax Treatment of Awards under the 2019 Plan” below. ISOs also are subject to more restrictive terms and are limited in amount by the Code and the 2019 Plan. Full payment for shares purchased on the exercise of any option must be made at the time of such exercise in a manner approved by our board.

●	SARs. An SAR is the right to receive payment of an amount equal to the excess of the fair market value of a common share on the date of exercise of the SAR over the base price of the SAR. The base price will be established by our board at the time of grant of the SAR but will not be less than the fair market value of a share on the date of grant. SARs may be granted in connection with other awards or independently.

●	Restricted Stock. A restricted stock award is typically for a fixed number of common shares subject to restrictions. Our board specifies the price, if any; the participant must pay for such shares and the restrictions (which may include, for example, continued service and/or performance standards) imposed on such shares. A stock bonus may be granted by our board to any eligible person to reward exceptional or special services, contributions or achievements in the manner and on such terms and conditions (including any restrictions on such shares) as determined from time to time by our board. The number of shares so awarded shall be determined by our board and may be granted independently or in lieu of a cash bonus.

●	Restricted Stock Units. A restricted stock unit is similar to an SAR except that it entitles the recipient to receive an amount equal to the fair market value of a common share.

●

Performance-Based Awards. Our board may designate any award, the exercisability or settlement of which is subject to the achievement of performance conditions, as a performance-based award. The performance goals set forth in the 2019 Plan are such goals as established by our board or a committee of the board in connection with an award and will be based upon one or more criteria. Our board may select any number of performance goals from this list of performance goals when establishing the performance measures of a performance-based award. The 2019 Plan allows performance goals to be described in terms of objectives that are related to an individual participant or goals that are company-wide or related to a subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of company performance (or performance of the applicable subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index. The performance goals set forth in the 2019 Plan are: interest income and expense; net earnings or net income; net interest margin; efficiency ratio; reduction in non-accrual loans and non-interest expense; growth in non-interest income and ratios to earning assets; net revenue growth and ratio to earning assets; capital ratios; asset or liability interest rate sensitivity and gap; effective tax rate; deposit growth and composition; liquidity management; securities portfolio (value, yield, spread, maturity, or duration); asset growth and composition (loans, securities); non-interest income (e.g., fees, premiums and commissions, loans, wealth management, treasury management, insurance, funds management) and expense; overhead ratios, productivity ratios; credit quality measures; return on assets; return on equity; economic value of equity; compliance and CAMELS or other regulatory ratings; internal controls; enterprise risk measures (e.g., interest rate, loan concentrations, portfolio composition, credit quality, operational measures, compliance ratings, balance sheet, liquidity, insurance); volume in production or loans; non-performing asset or non-performing loan levels or ratios or loan delinquency levels; provision for loan losses or net charge-offs; cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; profit margin; earnings per share; operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s Shares; return on investment; equity or shareholder equity; market share; inventory levels, inventory turn or shrinkage; customer satisfaction; or total shareholder return.

Acceleration of Awards; Possible Early Termination of Awards. Upon a change in control of our Company, outstanding awards under the 2019 Plan will be assumed or substituted on the same terms. However, if the successor corporation does not assume or substitute the outstanding awards, then vesting of these awards will fully accelerate and, in the case of options or SARs, will become immediately exercisable. For this purpose, a change in control is defined to include certain changes in the majority of our board, the sale of all or substantially all of our Company’s assets, and the consummation of certain mergers or consolidations.

Termination of or Changes to the 2019 Plan. Our board may amend or terminate the 2019 Plan at any time and in any manner. Unless required by applicable law or listing agency rule, stockholder approval for any amendment will not be required. Unless previously terminated by our board, the 2019 Plan will terminate on January 16, 2029. Generally speaking, outstanding awards may be amended, subject, however, to the consent of the holder if the amendment materially and adversely affects the holder.

ESOP

The Company has established an employee stock ownership plan for the benefit of all employees who meet the eligibility requirements of the ESOP (the plan generally covers all employees who have completed one month of service). The Company has contributed cash annually into the plan, which was used to buy new shares of common stock of South Plains Financial, to service ESOP debt (which the ESOP does not currently have outstanding), or maintained by the plan for liquidity purposes. The Company’s contributions in excess of debt service requirements were completely discretionary. Shares in the ESOP were allocated to individual employee accounts. Employees are fully vested in amounts contributed by the Company on their behalf after six years. When employment is terminated, employees are eligible to receive cash or, effective as of May 31, 2018, a distribution of stock, based on the value of their ESOP account.

Deferred Compensation

Non-qualified Deferred Compensation Plan. We sponsor a non-qualified, non-contributory deferred compensation plan, or the Deferred Compensation Plan, for the benefit of certain employees of the Company. The primary purpose of the Deferred Compensation Plan is to provide additional compensation to participants upon termination of employment with the Company, death, or attainment of retirement age. The amount, timing, and form of payment is specified in the adoption agreement executed by the Company and the participant. The Deferred Compensation Plan is unfunded.

Effective April 9, 2008, the Company entered into an agreement under the Deferred Compensation Plan with Mr. Newsom. Mr. Newsom is 100% vested in his benefit and his benefit will be paid in cash only. Mr. Newsom’s agreement provides that he will receive an annual benefit of $150,000 on the earlier to occur of (i) achievement of retirement age (defined as age 58) and (ii) separation from service within two years following a change in control (as defined in the Deferred Compensation Plan). If Mr. Newsom experiences a separation from service or becomes disabled while employed, in each case prior to reaching retirement age, he will be entitled to a lump sum benefit equal to his benefit liability balance as set forth in the Deferred Compensation Plan. In the event Mr. Newsom is terminated for cause (as defined in the Deferred Compensation Plan), dies, or violates any restrictive covenants set forth in the Deferred Compensation Plan, he will forfeit any and all benefits to which he would otherwise be entitled to receive under the Deferred Compensation Plan.

Effective January 1, 2008, the Company entered into a restated agreement under the Deferred Compensation Plan with Mr. Crockett. Mr. Crockett is currently 100% vested in his benefits. His benefit will be paid in cash only. Mr. Crockett’s agreement provides that he will receive an annual benefit of $50,000 on the earlier to occur of (i) achievement of retirement age (defined as age 65) and (ii) separation from service within two years following a change in control (as defined in the Deferred Compensation Plan). If Mr. Crockett experiences a separation from service or becomes disabled while employed, in each case prior to reaching retirement age, he will be entitled to a lump sum benefit equal to his benefit liability balance as set forth in the Deferred Compensation Plan. In the event Mr. Crockett is terminated for cause (as defined in the Deferred Compensation Plan), dies, or violates any restrictive covenants set forth in the Deferred Compensation Plan, he will forfeit any and all benefits to which he would otherwise be entitled to receive under the Deferred Compensation Plan.

Split Dollar Life Insurance Benefits. The Company has purchased life insurance policies on Mr. Newsom, Mr. Crockett and Mr. Griffith and has entered into Joint Beneficial Designation Agreements with Mr. Newsom, Mr. Crockett and Mr. Griffith regarding such policies. The agreements provide certain death benefits to Mr. Newsom, Mr. Crockett and Mr. Griffith’s beneficiaries upon their death. If Mr. Newsom, Mr. Crockett or Mr. Griffith’s death occurs: (i) while employed by the Company; (ii) after retirement with the Company; (iii) after a change in control (as defined in the life insurance policy documents); or (iv) or after a determination of disability, they are entitled to a certain percentage of the value of the policies less the cash value of the policies. Mr. Newsom and Mr. Griffith are 100% vested in their benefits under the agreements. At December 31, 2019, the value of the split dollar life insurance benefits for Mr. Newsom’s beneficiaries would have been approximately $2,782,000, the value of the split dollar life insurance benefits for Mr. Crockett’s beneficiaries would have been approximately $1,574,000 and the value of the split dollar life insurance benefits for Mr. Griffith’s beneficiaries would have been approximately $1,097,000.

Independent Compensation Consultant. Pursuant to the Charter of the Compensation Committee, the Compensation Committee is authorized to retain compensation consultants as it deems necessary or appropriate to carry out its duties. Prior to retaining, or seeking advice from, a compensation consultant, the Compensation Committee must consider the independence of such compensation consultant, taking into consideration the factors set forth in the Charter of the Compensation Committee. The Compensation Committee did not retain a compensation consultant in fiscal year 2019 for purposes of determining or recommending the amount or form of executive or director compensation. The management team of the Bank retained Pearl Meyer, an independent compensation consultant, in the fiscal year 2019 to assist in developing a broad-based key employee annual incentive plan for the Company.

Employment Agreements

We have entered into employment agreements with Mr. Cory T. Newsom and Mr. Curtis C. Griffith. The following is a summary of the material terms of each such agreement. None of the other NEOs have additional agreements governing payments in connection with a termination of employment or change in control.

Employment Agreement with Cory T. Newsom

Effective March 6, 2019, the Company and the Bank entered into an employment agreement with Mr. Newsom. The key terms of the agreement are set forth below.

Term. The employment agreement has an initial three-year term and will automatically renew for additional three-year terms, unless we or Mr. Newsom provide 90-days’ advance notice of non-renewal.

Service on the Board. Pursuant to the employment agreement, our board will nominate Mr. Newsom for re-election as a member of our board at the expiration of each then-current term and the board of the Bank will nominate Mr. Newsom for re-election as a member of its board at the expiration of each then-current term.

Cash Compensation. Mr. Newsom’s base salary will be not less than $630,000 annually. He is eligible for an annual cash incentive bonus with a target amount equal to 50% of his base salary, and a maximum not to exceed 75% of his base salary.

Benefits. Mr. Newsom is eligible to receive benefits that are substantially similar to those of our other senior executive officers. In addition, to the extent Mr. Newsom is not able to fully participate in contributions of the Company to the ESOP due to IRS-imposed top-heavy testing limitations, then the Bank will pay Mr. Newsom a cash bonus equal to the value of the lost contribution. With respect to other benefits, the Bank will (i) pay or reimburse Mr. Newsom for all of his country club membership dues and expenses; and (ii) provide Mr. Newsom with an automobile. The Bank will pay all of the reasonable professional fees and expenses incurred by Mr. Newsom in negotiation and preparation of the employment agreement and related agreements. The employment agreement also contains certain standard non-competition, non-solicitation, and confidentiality provisions.

Equity Grants - RSU Award. Mr. Newsom received a stock-settled restricted stock unit award on March 20, 2019, having a fair market value of $1,000,000 on the date of grant. The award is subject to a 4-year time-based vesting schedule, with 25% of the award vesting on each anniversary of the grant until fully vested. To the extent the fair market value of a restricted stock unit has increased on each respective vesting date, the Bank will pay Mr. Newsom a full tax-gross up on such positive spread, if any.

Equity Grants - Stock Option Award. Mr. Newsom received a grant of incentive stock options to purchase Company common stock on March 20, 2019 and August 21, 2019 and, Mr. Newsom will continue to receive an annual grant of incentive stock options to purchase Company common stock. The grant date aggregate fair value of such stock options was and will be approximately equal to 35% of his base salary. The initial stock option grant was on March 20, 2019 covering 10,342 common shares with an exercise price equal to $21.32 per share. Due to administrative error, the initial grant covered an incorrect number of shares, therefore, Mr. Newsom received a corrective grant of stock options on August 21, 2019 covering an additional 25,505 common shares with an exercise price equal to $21.32 per share. The options will vest over a 4-year period, with 25% becoming vested on the first anniversary of January 1, 2019, and the remainder vesting pro rata on a monthly basis over the next three years following January 1, 2020. This grant is in lieu of the cash-settled stock appreciation rights that the Company had historically granted to Mr. Newsom on January 1st of every year. The initial grant of stock options and the restricted stock units described in the foregoing paragraph will vest in full upon the earlier of: (i) Mr. Newsom’s “disability” (as defined in the employment agreement), (ii) Mr. Newsom’s death, (iii) immediately prior to a “change in control” (as defined in the 2019 Plan), (iv) Mr. Newsom terminating his service with the Bank for “good reason” (as defined in the employment agreement), or (v) the Company terminating Mr. Newsom’s employment with “cause” (as defined in the employment agreement).

Termination of Employment. Mr. Newsom’s employment agreement provides that, in the event his employment is terminated by us without “cause” (as defined in his employment agreement), the Company elects not to renew the employment agreement, or Mr. Newsom terminates employment for “good reason” (as defined in the employment agreement), then subject to the execution and effectiveness of a general release of claims in our favor, he will be entitled to receive: (i) an amount equal to 2 times the sum of (x) his annual base salary and (y) his target annual cash incentive bonus; (ii) full vesting of equity and phantom equity awards, with performance goals, if applicable, deemed met at target; and (iii) a lump sum payment equal to 24 months’ of the monthly premiums to continue existing healthcare coverage under COBRA, grossed-up for any applicable taxes. In lieu of the payments and benefits described in the preceding sentence, if Mr. Newsom’s employment is terminated by us without cause, the Company elects not to renew the employment agreement, or Mr. Newsom terminates employment for good reason, in each case within 24 months following a “change in control” (as defined in the employment agreement), at the request of a third party participating in a change in control or otherwise in connection with a change in control, subject to the execution and effectiveness of a general release of claims in our favor, he will be entitled to receive: (i) an amount equal to 3 times the sum of (x) his annual base salary and (y) his target annual cash incentive bonus; (ii) full vesting of equity and phantom awards, with performance goals, if applicable, deemed met at target; and (iii) a lump sum payment equal to 36 months’ of the monthly premiums to continue existing healthcare coverage under COBRA, grossed-up for any applicable taxes. For the first five years after the effective date of the employment agreement, if any change in control payment Mr. Newsom receives is deemed to be subject to excise taxes under Section 280G of the Code, then Mr. Newsom is entitled to an excise tax “gross-up.” However, with respect to a change in control that occurs after the fifth anniversary of the effective date of the employment agreement, if payments to Mr. Newsom would constitute “parachute payments” within the meaning of Section 280G of the Code, the parachute payments will be reduced so as not to trigger the excise tax imposed by Section 4999 of the Code if it would leave Mr. Newsom in a better after-tax position.

Upon a termination of Mr. Newsom’s employment due to “disability” (as defined in the employment agreement), he will be entitled to receive: (i) an amount equal to 2 times the sum of (x) his annual base salary and (y) his target annual cash incentive bonus; (ii) full vesting of equity and phantom equity awards, with performance goals, if applicable, deemed met at target; and (iii) a lump sum payment equal to 24 months’ of the monthly premiums to continue existing healthcare coverage under COBRA, grossed-up for any applicable taxes. Any amounts payable pursuant to subsection (i) of the foregoing sentence shall be reduced on a dollar-for-dollar basis by the amount Mr. Newsom is entitled to under any disability insurance plan sponsored by the Company or the Bank. Upon a termination of Mr. Newsom’s employment due to death, he will be entitled to receive: (i) full vesting of equity and phantom equity awards, with performance goals, if applicable, deemed met at target, and (ii) any earned but unpaid bonus.

Employment Agreement with Curtis C. Griffith

On December 18, 2019, the Company and the Bank entered into an employment agreement with Mr. Griffith. The key terms of the agreement are set forth below.

Term. The employment agreement has an initial three-year term and will automatically renew for additional three-year terms, unless we or Mr. Griffith provide 90-days’ advance notice of non-renewal.

Service on the Board. Pursuant to the employment agreement, our board will nominate Mr. Griffith for re-election as a member of our board at the expiration of each then-current term and the board of the Bank will nominate Mr. Griffith for re-election as a member of its board at the expiration of each then-current term.

Cash Compensation. Mr. Griffith’s base salary will be not less than $360,000 annually. He is eligible for an annual cash incentive bonus with a target amount equal to 50% of his base salary, and a maximum not to exceed 100% of his base salary.

Benefits. Mr. Griffith is eligible to receive benefits that are substantially similar to those of our other senior executive officers. In addition, to the extent Mr. Griffith is not able to fully participate in contributions of the Company to the ESOP due to IRS-imposed top-heavy testing limitations, then the Bank will pay Mr. Griffith a cash bonus equal to the value of the lost contribution. With respect to other benefits, the Bank will (i) provide Mr. Griffith with two automobiles and (ii) any other benefits Mr. Griffith has the right to receive under our policies. The Bank will pay all of the reasonable professional fees and expenses incurred by Mr. Griffith in negotiation and preparation of the employment agreement and related agreements. The employment agreement also contains certain standard non-competition, non-solicitation, and confidentiality provisions.

Equity Grants - Stock Option Award. Mr. Griffith will receive an annual grant of incentive stock options to purchase Company common stock. The grant date aggregate fair value of such stock options was and will be approximately equal to 35% of his base salary, which resulted in a grant on December 18, 2019 covering 21,955 common shares with an exercise price equal to $19.98 per share. The options will vest over a 4-year period, with 25% becoming vested on the first anniversary of January 1, 2019, and the remainder vesting pro rata on a monthly basis over the next three years following January 1, 2020. The initial grant of stock options will vest in full upon the earlier of: (i) Mr. Griffith’s “disability” (as defined in the employment agreement), (ii) Mr. Griffith’s death, (iii) immediately prior to a “change in control” (as defined in the 2019 Plan), (iv) Mr. Griffith terminating his service with the Bank for “good reason” (as defined in the employment agreement), or (v) the Company terminating Mr. Griffith’s employment with “cause” (as defined in the employment agreement).

Termination of Employment. Mr. Griffith’s employment agreement provides that, in the event his employment is terminated by us without “cause” (as defined in his employment agreement), the Company elects not to renew the employment agreement, or Mr. Griffith terminates employment for “good reason” (as defined in the employment agreement), then subject to the execution and effectiveness of a general release of claims in our favor, he will be entitled to receive: (i) an amount equal to 2 times the sum of (x) his annual base salary and (y) his target annual cash incentive bonus; (ii) full vesting of equity and phantom equity awards, with performance goals, if applicable, deemed met at target; and (iii) a lump sum payment equal to 24 months’ of the monthly premiums to continue existing healthcare coverage under COBRA, grossed-up for any applicable taxes. In lieu of the payments and benefits described in the preceding sentence, if Mr. Griffith’s employment is terminated by us without cause, the Company elects not to renew the employment agreement, or Mr. Griffith terminates employment for good reason, in each case within 24 months following a “change in control” (as defined in the employment agreement), at the request of a third party participating in a change in control or otherwise in connection with a change in control, subject to the execution and effectiveness of a general release of claims in our favor, he will be entitled to receive: (i) an amount equal to 3 times the sum of (x) his annual base salary and (y) his target annual cash incentive bonus;

(ii) full vesting of equity and phantom awards, with performance goals, if applicable, deemed met at target; and (iii) a lump sum payment equal to 36 months’ of the monthly premiums to continue existing healthcare coverage under COBRA, grossed-up for any applicable taxes. If payments to Mr. Griffith would constitute “parachute payments” within the meaning of Section 280G of the Code, the parachute payments will be reduced so as not to trigger the excise tax imposed by Section 4999 of the Code if it would leave Mr. Griffith in a better after-tax position.

Upon a termination of Mr. Griffith’s employment due to “disability” (as defined in the employment agreement), he will be entitled to receive: (i) an amount equal to 2 times the sum of (x) his annual base salary and (y) his target annual cash incentive bonus; (ii) full vesting of equity and phantom equity awards, with performance goals, if applicable, deemed met at target; and (iii) a lump sum payment equal to 24 months’ of the monthly premiums to continue existing healthcare coverage under COBRA, grossed-up for any applicable taxes. Any amounts payable pursuant to subsection (i) of the foregoing sentence shall be reduced on a dollar-for-dollar basis by the amount Mr. Griffith is entitled to under any disability insurance plan sponsored by the Company or the Bank. Upon a termination of Mr. Griffith employment due to death, he will be entitled to receive: (i) full vesting of equity and phantom equity awards, with performance goals, if applicable, deemed met at target, and (ii) any earned but unpaid bonus.

Outstanding Equity Awards at Fiscal Year End

The following table provides information for each of our named executive officers regarding outstanding equity awards held by the named executive officers at December 31, 2019.

	Option awards				Stock awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Steven B. Crockett	3,000	0	$10.03	12/31/2020
	3,000	0	$11.03	12/31/2021
	3,000	0	$12.03	12/31/2022
	6,000	0	$10.33	12/31/2023
	6,000	0	$5.88	12/31/2024
	6,000	0	$8.60	12/31/2025
	7,500	0	$10.93	12/31/2026
	7,500	0	$12.24	12/31/2027
	7,500	0	$13.88	12/31/2028
	7,500	0	$16.93	12/31/2028
	7,500	0	$19.05	12/31/2028
	0	26,014	$16.00	8/21/2029
					9,062	189,124

Curtis C. Griffith	9,000	0	$10.03	12/31/2020
	9,000	0	$11.03	12/31/2021
	9,000	0	$12.03	12/31/2022
	9,000	0	$10.33	12/31/2023
	3,000	0	$5.88	12/31/2024
	3,000	0	$8.60	12/31/2025
	3,000	0	$10.93	12/31/2026
	3,000	0	$12.24	12/31/2027
	3,000	0	$13.88	12/31/2028
	3,000	0	$16.93	12/31/2028
	3,000	0	$19.05	12/31/2028
	0	21,955	$19.98	12/18/2029

Cory T. Newsom	0	35,847	$21.32	3/20/2029
	9,000	0	$10.03	12/31/2020
	9,000	0	$11.03	12/31/2021
	9,000	0	$12.03	12/31/2022
	9,000	0	$10.33	12/31/2023
	9,000	0	$5.88	12/31/2024
	9,000	0	$8.60	12/31/2025
	12,000	0	$10.93	12/31/2026
	12,000	0	$12.24	12/31/2027
	12,000	0	$13.88	12/31/2028
	12,000	0	$16.93	12/31/2028
	15,000	0	$19.05	12/31/2028
					46,904	978,886

Potential Payment upon Termination or Change in Control

Payments to Mr. Newsom and Mr. Griffith in the event of a termination of employment with the Bank or upon a “change in control” (as defined in the employment agreements) are described above in “Employment Agreement with Cory T. Newsom,” “Employment Agreement with Curtis C. Griffith,” and payments for Mr. Newsom, Mr. Griffith and Mr. Crockett are described above in “Deferred Compensation.”

Director Compensation

Our board reviewed non-employee independent director compensation paid by our peers to establish the appropriate mix and amount of compensation payable to our non-employee directors. The following table sets forth information regarding 2019 compensation for each of our non-employee directors, including for director services at the Bank.

	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total Compensation
Richard D. Campbell	$91,000	$24,987	$0	$0	$0	$8,293	$124,280
Cynthia B. Keith	$66,000	$24,987	$0	$0	$0	$7,179	$98,166
Allison Navitskas	$62,500	$24,987	$0	$0	$0	$7,157	$94,644
Noe G. Valles	$68,500	$24,987	$0	$0	$0	$9,959	$103,446
Kyle R. Wargo	$73,500	$24,987	$0	$0	$0	$9,959	$108,446
Kevin R. Bass*	$4,500	$0	$0	$0	$0	$0	$4,500
Larry T. Beseda*	$10,500	$0	$0	$0	$0	$0	$10,500
Bobby G. Neal*	$10,500	$0	$0	$0	$0	$0	$10,500
Jodie E. Riley*	$10,500	$0	$0	$0	$0	$0	$10,500

*Individuals were directors of the Company until the March annual meeting in 2019.Amounts noted here were paid during the time they were on the board.

(1)	Grant date fair value, as computed in accordance with ASC Topic 718 and the 2019 Equity Incentive Plan, of stock awards granted during 2019 to each non-employee director based on the per share closing price of the Company’s common stock on the date of grant.

Compensation Policies and Practices and Risk Management

We do not believe any risks arise from our compensation policies and practices for our executive officers and other employees that are reasonably likely to have a material adverse effect on our operations, results of operations or financial condition.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2019.

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding column (a))
	1,544,197(1)	$12.72	568,303

(1)	The maximum aggregate number of Shares that may be issued pursuant to all awards under this Plan will increase annually on the first day of each fiscal year after the adoption of this Plan by the number of Shares equal to the lesser of (i) three percent (3%) of the total issued and outstanding common shares of the Company on the first day of such fiscal year, or (ii) such lesser amount determined by the board.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships

There are no family relationships between any of our directors or executive officers, as defined in Item 401 of Regulation S-K.

Policies and Procedures Regarding Related Person Transactions

Transactions by us or the Bank with related persons are subject to regulatory requirements and restrictions. These requirements and restrictions include the Affiliates Act and the Federal Reserve’s Regulation W (which governs certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors, and principal shareholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our board has adopted a written policy governing the approval of related person transactions that complies with all applicable requirements of the SEC and the NASDAQ Global Select Market concerning related person transactions. Related person transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related person has or will have a direct or indirect material interest. Related persons of the Company include directors (including nominees for election as directors), executive officers, beneficial holders of more than 5% of our capital stock and the immediate family members of these persons. Our Audit Committee, in consultation with outside counsel, as appropriate, will review potential related person transactions to determine if they are subject to the policy. In determining whether to approve a related person transaction, that Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related person’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related person, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. Our Related Person Transactions Policy is available on our website at www.spfi.bank.

In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of each transaction since January 1, 2018, and each proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeds or will exceed the lesser of (1) $120,000 or (2) 1% of the average of the Company’s total assets at year end for the last two completed fiscal years; and

●	any of our directors, executive officers or beneficial holders of more than five percent of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Board Representation Agreement

In June 2011, we entered into a Stock Purchase Agreement with James C. Henry, a principal shareholder of the Company, and his spouse in connection with their purchase of approximately $15.0 million of our common stock in a private placement. Pursuant to that Stock Purchase Agreement, the Company agreed to nominate a representative of the Henrys to serve on the board of each of the Company and the Bank. Richard D. Campbell has served as that board representative since 2011. On March 7, 2019, the Company and the Henrys terminated the Stock Purchase Agreement and entered into a Board Representation Agreement that maintained the Henrys’ right to appoint a representative to our board and to the board of the Bank. Pursuant to the Board Representation Agreement, for so long as the Henrys, or a lineal descendant of the Henrys, or an entity formed for their benefit, holds in aggregate 5.0% or more of our outstanding shares of common stock, the Company must nominate their representative to serve on the board of each of the Company and the Bank, subject to any required regulatory and shareholder approvals.

Private Sales of Subordinated Debt Securities

In December 2018, we conducted an exchange offering pursuant to which we exchanged existing subordinated debt securities, due 2024, for newly issued ten- and twelve-year subordinated debt securities, due 2028 and 2030, respectively, and sold additional newly issued subordinated debt securities. In this offering, Richard D. Campbell, a director, and his spouse exchanged $250,000 in principal amount of existing subordinated debt securities, due 2024, for $250,000 in principal amount of newly issued debt securities, due 2030 on the same terms and conditions as offered to other qualified investors. Certain of our directors also participated in the exchange offering in principal amounts less than $120,000 and on the same terms and conditions as offered to other qualified investors.

Other Transactions

The Company has purchased office furniture, fixtures and equipment for various bank locations from 1st Class Solutions, an entity in which Kim Newsom, the wife of Cory T. Newsom, a director and the President of the Company, has a majority ownership interest. Mr. Newsom also owns a minority interest in 1st Class Solutions. The purchases by the Company totaled approximately $158,000 and $335,000 in the years ended December 31, 2019 and 2018, respectively. All purchases from 1st Class Solutions received prior approval of the board of the Bank, with Mr. Newsom abstaining from the vote. We believe the terms of each of the transactions described above are no less favorable to us than we could have obtained from an unaffiliated third party. We expect to continue to engage in similar transactions in the ordinary course of business with our directors, executive officers, principal shareholders and their associates. All related party transactions will be reviewed and approved in accordance with our Related Person Transaction Policy.

Ordinary Banking Relationships

Certain of our officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with us or the Bank in the ordinary course of business. These transactions include deposits, loans, wealth management products and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. Any loans we originate with officers, directors and principal shareholders, as well as their immediate family members and affiliates, are approved by our board in accordance with the Bank’s regulatory requirements.

Cory T. Newsom, our President, has no familial relationship with Mikella D. Newsom, our Chief Risk Officer and Secretary.

As of the date of this prospectus, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and principal shareholders, as well as their immediate family members and affiliates.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF THE COMPANY

The following table provides information regarding the beneficial ownership of our common stock as of March 25, 2020 for:

●	each of our directors;

●	each of our executive officers;

●	all of our directors and executive officers as a group; and

●	each shareholder who beneficially owns more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within sixty (60) days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 18,056,014 shares of our common stock outstanding as of March 25, 2020.

Except as indicated below, the address for each shareholder listed in the table below is: South Plains Financial, Inc., 5219 City Bank Parkway, Lubbock, Texas 79407.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Directors and executive officers:
Richard D. Campbell(1)	1,747,686	9.68%
Steven B. Crockett(2)	112,012	*	%
Kelly L. Deterding(3)	33,729	*	%
Curtis C. Griffith(4)	2,534,114	13.99%
Cynthia B. Keith	3,672	*	%
Allison S. Navitskas	3,672	*	%
Cory T. Newsom(5)	323,940	1.78%
Mikella D. Newsom(6)	35,822	*	%
Noe G. Valles	83,272	*	%
Kyle R. Wargo	6,872	*	%
Directors & executive officers as a group (10 individuals)	4,884,791	26.66%
Principal shareholders:
South Plains Financial, Inc. ESOP(7)	2,911,840	16.13%
Henry TAW LP(8)	1,703,787	9.44%

*	Represents ownership of less than 1%

(1)	Includes (i) 43,899 shares held individually by Mr. Campbell and (ii) 1,703,787 shares owned by Henry TAW LP. All of the shares owned by Henry TAW LP are subject to a voting agreement and irrevocable proxy pursuant to which Mr. Campbell exercises voting authority. Includes 1,703,787 shares pledged to J.P. Morgan Chase.

(2)	Includes (i) 18,335 shares held individually by Mr. Crockett, (ii) 64,500 shares underlying vested options and (iii) 29,177 shares held by the ESOP and allocated to Mr. Crockett’s account.

(3)	Includes (i) 2,243 shares held individual by Mr. Deterding, (ii) 12,000 shares underlying vested options and (iii) 19,486 shares held by the ESOP and allocated to Mr. Deterding’s account.

(4)	Includes (i) 2,382,521 shares held by Mr. Griffith, (ii) 57,000 shares underlying vested options and (iii) 94,593 shares held by the ESOP and allocated to Mr. Griffith’s account. Includes 1,095,000 shares pledged to Waggoner National Bank as security for a personal loan.

(5)	Includes (i) 129,339 shares held individually by Mr. Newsom, (ii) 750 shares held for the benefit of Mr. Newsom’s minor child, (iii) 117,000 shares underlying vested, and (iv) 76,851 shares held by the ESOP and allocated to Mr. Newsom’s account. Includes 109,500 pledged shares as collateral to Alliance Credit Union.

(6)	Includes (i) 5,050 shares held individually by Ms. Newsom, (ii) 18,000 shares underlying vested options and (iii) 12,772 shares held by the ESOP and allocated to Ms. Newsom’s account.

(7)	The business address for our ESOP is 5219 City Bank Parkway, Lubbock, Texas 79407.

(8)	All of the 1,703,787 shares held by Henry TAW LP are subject to a voting agreement and irrevocable proxy pursuant to which Richard D. Campbell exercises voting authority.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership of our equity securities, including our common stock with the SEC. Such persons are required by the SEC’s regulations to furnish us with copies of all reports they file pursuant to Section 16.

Based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2019, our officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a), except that Kevin R. Bass, Richard D. Campbell, Steven B. Crockett, Curtis C. Griffith, Cynthia B. Keith, Mikella D. Newsom, Allison Navitskas, Noe G. Valles, Kyle R. Wargo and Cory T. Newsom filed Form 3/A’s on May 15, 2019 to correct a Form 3 filed on May 9, 2019 with respect to a transaction occurring on May 8, 2019. In each case, the failure to timely file was inadvertent and has been corrected.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the board of South Plains Financial, Inc. (the “Company”) operates pursuant to a written charter adopted March 6, 2019, a current version of the Audit Committee Charter can be accessed on our website https://www.spfi.bank/corporate-governance/documents-charters. Each member of the Audit Committee (1) is an independent director under NASDAQ Stock Market rules, (2) satisfies the additional independence standards under applicable SEC rules for Audit Committee service, and (3) has the ability to read and understand fundamental financial statements. Consistent with the Audit Committee’s charter, the primary purposes of the Audit Committee are to oversee the financial reporting processes of the Company and the audits of the Company’s financial statements and, in that regard, assist the board in its oversight of: (i) the performance of the Company’s independent registered public accounting firm that audits and reports on the Company’s consolidated financial statements; (ii) the internal audit function; (iii) the integrity of the Company’s financial statements; and (iv) the system of internal controls of the Company. The Audit Committee relies on (i) the integrity of those persons and organizations within and outside the Company from which it receives information absent actual knowledge to the contrary, (ii) the accuracy of the financial and other information provided to the Committee absent actual knowledge to the contrary and (iii) statements made by management or third parties as to any information technology, internal audit, and other non-audit services provided by Weaver and Tidwell to the Company. In fulfilling its oversight responsibilities, the Audit Committee:

(1)	reviewed and discussed with management the audited financial statements for the year ended December 31, 2019;

(2)	oversaw the annual independent audit of the Company’s financial statements and internal control over the City Bank’s financial reporting, the engagement, compensation and retention of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance;

(3)	discussed with the Company’s independent registered public accounting firm, Weaver and Tidwell L.L.P. (“Weaver and Tidwell”) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission (“SEC”);

(4)	received the written disclosures and the letter from Weaver and Tidwell required by applicable requirements of the PCAOB regarding Weaver and Tidwell’s communications with the Audit Committee concerning independence, and discussed with Weaver and Tidwell its independence; and

(5)	reviewed and discussed the adequacy of the internal controls of the Company with management and the internal audit department.

The board has adopted a written Whistleblower Policy that is intended to encourage our employees to bring to the attention of management and the Audit Committee any complaints regarding the integrity of our internal financial controls or the accuracy or completeness of financial or other information related to our financial statements. A current version of the Whistleblower Policy can be accessed on our website https://www.spfi.bank/corporate-governance/documents-charters.

Based on the review and discussions referred to above, the Audit Committee recommended to the board that the audited financial statements for the year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

The Audit Committee of the board:

Richard D. Campbell

Cynthia B. Keith

Kyle R. Wargo

INDEPENDENT AUDITORS

The Audit Committee has recommended, and the board appointed, Weaver and Tidwell, L.L.P. as our independent auditors to audit the consolidated financial statements of the Company for the 2020 fiscal year. Weaver and Tidwell, L.L.P. served as our independent auditors for the 2019 fiscal year and reported on the Company’s consolidated financial statements for that year.

Audit Committee Pre-Approval

The Charter of the Audit Committee provides the Audit Committee with the authority to pre-approve, or to adopt appropriate procedures to pre-approve, all auditing services (which, if applicable, may include providing comfort letters in connection with securities underwritings), and non-audit services that are otherwise permitted by law (including tax services, if any) that are provided to the Company by its independent auditors. In addition, the Audit Committee has the authority to pre-approve the Company’s independent auditors’ annual engagement letter, including the proposed fees and terms contained therein.

Fees Billed by Independent Registered Public Accounting Firm

The Audit Committee has reviewed the following audit and non-audit fees billed to the Company by Weaver and Tidwell, L.L.P. for 2019 and 2018 for purposes of considering whether such fees are compatible with maintaining the auditor’s independence, and concluded that such fees did not impair Weaver and Tidwell, L.L.P.’s independence. The policy of the Audit Committee is to pre-approve all audit and non-audit services performed by Weaver and Tidwell, L.L.P. for the benefit of the Company before the services are performed, including all of the services described under “Audit Fees” and “Audit-Related Fees,” “Tax Fees” and “All Other Fees” below. The Audit Committee has pre-approved all of the services provided by Weaver and Tidwell, L.L.P. to the Company in accordance with the policies and procedures described in the section titled “—Audit Committee Pre-Approval.”

	For the Year Ended December 31,
	2019	2018
Audit Fees(1)	$365,057	$171,449
Audit-Related Fees	-	-
Tax Fees(2)	3,853	-
All Other Fees(3)	69,277	-
Total Fees	$438,187	$171,449

(1)	The 2019 audit fees include fees for professional services performed by Weaver and Tidwell L.L.P. for the audit of the Company's consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports on Form 10-Q.

(2)	Tax fees consist of services provided by Weaver and Tidwell, L.L.P. to West Texas State Bank, pursuant to an engagement with West Texas State Bank prior to its merger with City Bank, which were accrued by West Texas State Bank prior to the merger but that were paid by City Bank after the merger

(3)	All other fees consist of services related to the initial public offering.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

If a shareholder desires to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the proxy statement for the 2021 annual meeting of shareholders, such proposal and supporting statements, if any, must be received by us at the Company’s principal executive office no later than January 19, 2021 unless the date of the Company’s 2021 annual meeting of shareholders is changed by more than 30 days from May 19, 2021 (the one-year anniversary date of the 2020 annual meeting), in which case the proposal must be received a reasonable time before the Company begins to print and mail its proxy materials. Any such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act.

In addition, our amended and restated bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting, including nominations of persons for election to the board, notice must be received by the Secretary of the Company at the address below not less than thirty (30) days nor more than sixty (60) days prior to the meeting; provided, however, that in the event less than thirty (30) days’ notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder(s) to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such disclosure was made.

All notices to us must also provide certain information set forth in the Company’s amended and restated bylaws. A copy of the Company’s amended and restated bylaws may be obtained upon written request to the Secretary of the Company.

All shareholder proposals and nominations should be submitted to the Secretary of the Company at South Plains Financial, Inc., 5219 City Bank Parkway, Lubbock, Texas 79407, Attention: Corporate Secretary.

OTHER MATTERS

The board does not intend to bring any other matter before the annual meeting and does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matter does properly come before the annual meeting or any adjournment or postponement thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the annual meeting. Regardless of whether you plan to attend the annual meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

By Order of the Board of Directors
Curtis C. Griffith
Curtis C. Griffith
Chairman and Chief Executive Officer

Lubbock, Texas
April 1, 2020

SOUTH PLAINS FINANCIAL, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 18, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 18, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D00639-P36555

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOUTH PLAINS FINANCIAL, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Richard D. Campbell	☐	☐	☐
1b. Cynthia B. Keith	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on 10K Wrap are available at www.proxyvote.com.

D00640-P36555

SOUTH PLAINS FINANCIAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS
May 19, 2020

The shareholder(s) hereby appoint(s) Curtis C. Griffith and Cory T. Newsom, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of South Plains Financial, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 p.m., Central Time on Tuesday, May 19, 2020, at the main office of City Bank, located at 5219 City Bank Parkway, Lubbock, Texas 79407, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE